As filed with the Securities and Exchange Commission on June 10, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________________________________________________________
ELASTIC N.V.
(Exact name of registrant as specified in its charter)
____________________________________________________________________

The Netherlands	98-1756035
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Not Applicable1
(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2012 Stock Option Plan
(Full title of the plan)

Ashutosh Kulkarni
Chief Executive Officer and Director
Elastic N.V
88 Kearny St., Floor 19
San Francisco, California 94108
(650) 880-1260
(Name, address and telephone number, including area code, of agent for service)
____________________________________________________________________
Copies to:

Richard J. Parrino Kevin K. Greenslade Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 (202) 637-5600	Carolyn Herzog Chief Legal Officer Elastic N.V. Address Not Applicable[1]	Casper Nagtegaal De Brauw Blackstone Westbroek N.V. Burgerweeshuispad 201 1076 GR Amsterdam The Netherlands +31 20 577 1771
____________________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
____________________________________________________________________
1We are a distributed company. Accordingly, we do not have a principal executive office. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, any shareholder communication required to be sent to our principal executive offices may be directed to the email address ir@elastic.co or to Elastic N.V., 88 Kearny St., Floor 19, San Francisco, California 94108.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) registers 5,276,744 additional ordinary shares ("Ordinary Shares") of Elastic N.V. (the “Registrant” or the “Company”) under the Elastic N.V. Amended and Restated 2012 Stock Option Plan (the “2012 Plan”), which provides for an automatic annual increase in the number of Ordinary Shares available for grant and issuance under the 2012 Plan on the first day of each fiscal year, by an amount equal to the lesser of (i) 9,000,000 Ordinary Shares, (ii) 5% of the Ordinary Shares outstanding on the last day of the immediately preceding fiscal year or (iii) such number of Ordinary Shares as is determined by the Board of Directors of the Company. On May 1, 2025, the number of Ordinary Shares available for grant and issuance under the 2012 Plan increased by 5,276,744 Ordinary Shares, which represents 5% of the Ordinary Shares outstanding on April 30, 2025. Pursuant to General Instruction E to Form S-8, the registration statements on Form S-8 filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on October 10, 2018 (File No. 333-227782), August 26, 2019 (File No. 333-233467), June 26, 2020 (File No. 333-239492), June 25, 2021 (File No. 333-257382), June 21, 2022 (File No. 333-265747), June 16, 2023 (File No. 333-272721), and June 14, 2024 (File No. 333-280221) are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
(1)the Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2025, filed with the Commission on June 10, 2025;
(2)all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above (other than the documents or portions of such documents deemed to have been furnished and not filed in accordance with the rules of the Commission); and
(3)the description of the Registrant’s Ordinary Shares contained in the Company’s Registration Statement on Form 8-A (File No. 001-38675) filed with the Commission on September 24, 2018 pursuant to Section 12(b) of the Exchange Act, as such description is updated by Exhibit 4.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended April 30, 2019, filed with the Commission on June 28, 2019, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than the documents or portions of documents deemed to have been furnished and not filed in accordance with the rules of the Commission) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.     Description of Securities.
Not applicable.
Item 5.     Interests of Named Experts and Counsel.
Not applicable.

Item 6.     Indemnification of Directors and Officers.
The Registrant’s officers and directors have entered into indemnification agreements with the Registrant. The agreements provide, to the fullest extent permitted by the Registrant’s articles of association and the law of the Netherlands, that the Registrant will indemnify the officers who are not also a director against any and all liabilities, claims, judgments, fines, penalties, interest and expenses, including attorneys’ fees, incurred in connection with any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative, involving an officer by reason of his position as officer.
The articles of association provide that the Registrant will indemnify current and former directors against:
(i)the reasonable costs of conducting a defense against claims resulting from an act or omission in performing their duties or in performing other duties the company has asked them to fulfill;
(ii)any compensation or financial penalties they owe as a result of an act or omission as referred to under (i) above;
(iii)any amounts they owe under settlements they have reasonably entered into in connection with an act or omission as referred to under (i) above;
(iv)the reasonable costs of other proceedings in which they are involved as a current or former director, except for proceedings in which they are primarily asserting their own claims; and
(v)tax damage due to reimbursements in accordance with the above, to the extent this relates to the indemnified person’s current or former position with the Registrant and/or a group company and in each case to the extent permitted by applicable law.
No indemnification shall be given to an indemnified person insofar as:
(i)it has been established in a final and non-appealable decision of the competent court or, in the event of arbitration, of an arbitrator, that the act or omission of the indemnified person can be described as deliberate (opzettelijk), willfully reckless (bewust roekeloos) or seriously culpable. In that case, the indemnified person must immediately repay the sums reimbursed by the company, unless Dutch law provides otherwise or this would, in the given circumstances, be unacceptable according to standards of reasonableness and fairness; or
(ii)the costs or the capital losses of the indemnified person are covered by an insurance policy and the insurer has paid out these costs or capital losses; or
(iii)the indemnified person failed to notify the company as soon as possible of the costs or the capital losses or of the circumstances that could lead to the costs or capital losses.
These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.
Item 7.     Exemption from Registration Claimed.
Not applicable.

Item 8.     Exhibits.

Incorporation by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Articles of Association of Elastic N.V. (English translation).	10-Q	001-38675	3.1	December 12, 2018

4.2	Amended and Restated 2012 Stock Option Plan.	10-K	001-38675	10.2	June 16, 2023

5.1	Opinion of De Brauw Blackstone Westbroek N.V. regarding the validity of the securities registered.					X

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 5.1).					X

24.1	Power of Attorney (contained on signature page hereto).					X

107.1	Filing Fee Table					X
Item 9.     Undertakings.
A.The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on June 10, 2025.

ELASTIC N.V.

By:	/s/ Ashutosh Kulkarni
Name:	Ashutosh Kulkarni
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ashutosh Kulkarni, Navam Welihinda and Carolyn Herzog, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ashutosh Kulkarni	Chief Executive Officer and Director	June 10, 2025
Ashutosh Kulkarni	(Principal Executive Officer)

/s/ Navam Welihinda	Chief Financial Officer	June 10, 2025
Navam Welihinda	(Principal Financial Officer)

/s/ Jane Bone	Chief Accounting Officer	June 10, 2025
Jane Bone	(Principal Accounting Officer)

/s/ Shay Banon	Chief Technology Officer and Director	June 10, 2025
Shay Banon

/s/ Chetan Puttagunta	Chairman	June 10, 2025
Chetan Puttagunta

/s/ Sohaib Abbasi	Director	June 10, 2025
Sohaib Abbasi

/s/ Paul Auvil	Director	June 10, 2025
Paul Auvil

/s/ Alison Gleeson	Director	June 10, 2025
Alison Gleeson

/s/ Shelley Leibowitz	Director	June 10, 2025
Shelley Leibowitz

/s/ Caryn Marooney	Director	June 10, 2025
Caryn Marooney

/s/ Steven Schuurman	Director	June 10, 2025
Steven Schuurman

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the undersigned as the duly authorized representative in the United States of the Registrant in San Francisco, California, on June 10, 2025.

ELASTICSEARCH, INC.

By:	/s/ Navam Welihinda
Name:	Navam Welihinda
Title:	Chief Financial Officer